Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on January 26, 2022, effective as of January 31, 2022 (the “Effective Date”), by and between Eric N. Berg (hereinafter referred to as the “Executive”), and Midwest Holding Inc., a Delaware corporation (hereinafter referred to as “MHI” or the “Employer”).

WHEREAS, MHI operates as a financial services holding company, and through its subsidiaries, MHI focuses on the underwriting, selling and servicing of life and annuity insurance products (the “Business”);

WHEREAS, MHI desires to employ the Executive as Senior Vice President of MHI effective as of January 31, 2022 and Chief Financial Officer (“CFO”) of MHI which will become effective following the filing of MHI’s 10K Annual Report for the 2021 year, on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to accept employment as set forth above on the terms and conditions hereinafter set forth.

W I T N E S E T H

NOW, THEREFORE, the parties, in consideration of their respective promises and undertakings as herein set forth, agree as follows:

1.          Employment. As of the Effective Date, the Employer will initially employ the Executive as its Senior Vice President of MHI effective as of January 31, 2022 and Chief Financial Officer (“CFO”) of MHI which will become effective following the filing of MHI’s 10K Annual Report for the 2021 year, subject to the terms and conditions set forth herein.

2.          Term. The Employer shall employ Executive and Executive shall serve the Employer, for a continuous term beginning on the Effective Date of this Agreement and ending on the second anniversary of the Effective Date hereof (the “Initial Term”). The Initial Term shall be extended automatically for additional one-year periods (each a “Renewal Term”), on the same terms and conditions as set forth in this Agreement (as may be modified by written agreement from time to time by the parties), beginning on the second anniversary of the date hereof, unless either party gives the other party written notice of such party’s decision not to renew the terms of this Agreement at least ninety (90) days prior to the end of the Initial Term or any Renewal Term. The Initial Term, together with all Renewal Terms, are collectively referred to as the “Employment Term”. Notwithstanding the foregoing, either party may terminate this Agreement at any time prior to the expiration of the Employment Term under the terms and conditions described in Section 6.

3.          Duties. The duties of the Executive shall be those which are usually and customarily associated with the position of a Senior Vice President of MHI effective as of January 31, 2022 and Chief Financial Officer (“CFO” of MHI which will become effective following the filing of MHI’s 10K Annual Report for the 2021 year, of a comparably sized company. The Executive will have the duties, responsibilities and authorities as detailed in Exhibit A attached hereto and incorporated herein, as well as such other reasonably related duties, responsibilities and authorities as may be specified by the Chief Executive Officer of MHI, consistent with the title of a CFO of a comparably sized company. The Executive shall report directly to the Chief Executive Officer of MHI for the performance of his duties. The Executive shall be permitted to work remotely, provided, however, that he may be required to work from the Employer's Lincoln, Nebraska headquarters ("Employer HQ") up to ten (10) working days per month. The Executive shall devote substantially all of his working time, attention, skill and reasonable best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of MHI. During the Employment Term, the Executive shall refrain from acting as an employee, employer, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity own, operate, control, assist, or participate in any business that is in competition in any way with the Employer; provided, that this prohibition shall not preclude the Executive from: (i) serving as a member of the Board of Directors of one additional for profit company, if and only if the company is not engaged in the Business, does not constitute a conflict of interest and does not create an appearance of impropriety; (ii) engaging in charitable, civic or other volunteer activities, or (iii) owning stock of any company whose shares are listed for trading over any public or over-the-counter exchange if, and only if, (a) the Executive does not own more than five percent (5%) of such shares of any such company, and (b) the Executive does not control such company, and (c) such ownership does not constitute a conflict of interest, create an appearance of impropriety or otherwise violate any provision of applicable law. Executive acknowledges and agrees that Executive’s employment relationship is solely with Employer, that Employer retains all rights and authority to control Executive’s activities in carrying out the terms of this Agreement, and that the subsidiaries of MHI and its affiliates shall not be considered a joint employer of Executive for any purposes under this Agreement or under any federal, state or local laws.

4.          Compensation for Services. In consideration for the services rendered to the Employer, the Executive shall be compensated as follows:

A.         Base Salary. During the Employment Term, the Executive shall be compensated at the annualized rate of $275,000.00 per calendar year (“Base Salary”). The Executive’s Base Salary, subject to applicable withholding and authorized deductions, shall be paid in twenty-four (24) equal semi-monthly installments, in accordance with the usual and customary payroll practices of the Employer. The parties may discuss renegotiation of the Base Salary each year. Neither party shall have any obligation to agree to an increase or decrease in Base Salary and any such modification must be agreed to by the parties in writing.

B.          Bonus. In addition to the Base Salary, during the Employment Term, Executive shall be eligible to receive an annual bonus of 0-100% of the Base Salary as in effect for such year, which will be determined based upon achievement of performance goals established by the Chief Executive Officer (after conferring with Executive) annually at or near the beginning of each calendar year during the Employment Term; with a target bonus of 50% of the Base Salary (the "Target Bonus"), provided that, it is understood that such performance goals shall be a meaningful test of Executive’s and MHI’s performance. The determination (i) whether any annual bonus will be paid by the Employer and (ii) if such annual bonus is to be paid by the Employer, whether the specified performance goals have been satisfied, shall be made by the Chief Executive Officer in her reasonable discretion. The annual bonus (if any) with respect to any calendar year shall be payable in the following calendar year no later than the earlier of (i) 30 days from the date on which audited financial statements covering such calendar year performance period become available to the Employer, or (ii) June 30 of the following calendar year. For the 2022 performance year, Executive will be paid a minimum annual bonus of $150,000.00 on or before March 15, 2023. If Executive is not employed by Employer at the end of a calendar year, and except as otherwise provided in Sections 9(B) or (C) below with respect to severance, a pro rata Target Bonus based on the period of employment may be paid at the sole discretion of the Chief Executive Officer; provided, that, a pro rata Target Bonus shall be paid to Executive (or to the heirs or estate of Executive) if Executive’s employment ceases as a result of Executive’s death or Employer’s termination of Executive’s employment due to Permanent Disability (as hereinafter defined). The pro rata Target Bonus, if any, shall be paid to Executive on the date on which the annual bonus would have been paid to Executive for such calendar year, but for Executive’s termination.

C.          Additional Compensation. In addition to any other compensation set forth in this Section 4, Executive shall receive stock options to purchase 20,000 shares of common stock as of the Execution Date. Any such grant shall be subject to the terms and conditions set forth in either the MHI 2019 or 2020 Long-Term Incentive Plan, as in effect and as amended from time to time (the “Incentive Plan”), together with the Stock Option Agreement between MHI and Executive. The stock options shall have an exercise price of the fair market value as of the date of the grant, which shall be the Execution Date, and shall expire 10 years from the date of grant. The stock options will vest in equal installments on the second and fourth anniversaries of the Effective Date, subject (except as otherwise provided herein or in the Incentive Plan) to Executive’s continuous employment with the Employer through the applicable vesting date, or as otherwise provided in Section 9 below. Additional equity grants to Executive may be made by MHI in its reasonable discretion.

D.          Benefits. During Executive’s employment with Employer, subject to the proviso in the final sentence of this Section 4.D, the Executive shall receive the following benefits (together, the “Other Benefits”):

(i)          The Employer shall pay the full premium required to provide the Executive and the Executive’s spouse, domestic partner and family with coverage under the Employer’s group health and dental plan as per current practice with comparable executives employed by MHI.

(ii)         The Executive shall be eligible to participate in all leave policies and “fringe” benefit programs, including, but not limited to, sick leave, personal leave, insurance programs and/or a 401(k) plan, as and to the extent the same are from time to time made available to employees of the Employer.

Anything herein to the contrary notwithstanding, however, the Other Benefits and the terms and conditions thereof may be hereafter modified or terminated from time to time by MHI consistent with other similarly situated employees and without amending this Agreement, and the Executive’s eligibility, participation and benefit entitlement for each of the foregoing policies, plans, programs or Other Benefits shall be subject to all of the terms and conditions of each such policy, plan or program and any third party contracts, agreements or policies of insurance which may be applicable thereto.

E.          Continuation of Salary During Illness. If the Executive shall become ill or temporarily disabled and shall be absent from work by reason thereof, the Employer shall continue the Executive’s salary during said period of illness or disability for up to a maximum of six (6) months or such lesser time as required to permit the Executive to qualify for any long disability income insurance maintained by the Executive.

F.          Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with MHI which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by MHI pursuant to any such law, government regulation or stock exchange listing requirement).

5.          Expense Reimbursement. The Employer agrees to reimburse the Executive, in accordance with the Employer’s usual and customary practices, for all other ordinary and necessary business expenses which are reasonably and necessarily incurred by the Executive in the course of performing his duties on the Employer’s behalf under this Agreement, including travel to and from, and while working in, Employer HQ. More specifically, Executive shall be reimbursed for the following expenses in connection with his trips to Employer HQ: round trip coach airfare; transportation to and from airports; rental car; and hotel.

6.          Termination. Nothing in this Agreement is intended to provide, nor shall this Agreement provide, the Executive with any contractual rights to employment for any specified period of time. The Executive and the Employer acknowledge and agree that the employment relationship between the Executive and the Employer is and shall remain strictly “at-will” during the Employment Term. This means that either the Executive or the Employer may, at any time, for any reason or no reason, terminate the employment relationship between the Executive and the Employer. In addition, and without limiting the foregoing, this Agreement may be terminated as follows:

A.          Death. This Agreement shall immediately terminate upon the event of the Executive’s death.

B.          Disability. Subject to Section 4.D with respect to applicable leave policies, this Agreement shall immediately terminate in the event the Executive is Permanently Disabled, has exhausted all available leave, and is unable to return to work and perform the essential functions of his employment. “Permanently Disabled” shall mean a physical or mental impairment rendering the Executive substantially unable to carry out his then currently assigned day-to-day functions as CFO for any period of six (6) consecutive months. Any dispute as to whether the Executive is Permanently Disabled, and the date on which such incapacity commenced, shall be resolved by the Board of Directors of MHI with the assistance of a physician mutually selected by the parties. The decision of the Board of Directors of MHI shall be final and binding upon the Executive and the Employer. If the Executive does not cooperate in selecting the physician, submit to examination by the physician mutually selected by the parties, or provide access to needed information upon which such determination can be made, then the Board of Directors shall have no continued obligation to consult with such physician and will have the authority to determine whether Executive is Permanently Disabled on its own.

C.          Involuntary Termination for Good Cause. The Employer may terminate the Executive’s employment at any time for Good Cause. “Good Cause” shall be deemed to exist if, and only if:

(i)          Executive willfully engages in acts or omissions determined to constitute fraud, breach of fiduciary duty or intentional wrongdoing, including without limitation knowing falsification of the financial books or records of the Employer (or its subsidiaries or affiliates), embezzlement of funds from the Employer (or its subsidiaries or affiliates) or other similar fraud; provided, however, that a breach of fiduciary duty shall not be deemed to occur or exist as a result of any business decision made by Executive that is protected by the “business judgment rule” as adopted by courts applying the General Corporation Law of the State of Delaware;

(ii)         Executive is convicted of, or enters a plea of guilty or nolo contendere to charges of, any criminal violation involving fraud, theft or dishonesty;

(iii)        Executive is convicted of, or enters a plea of guilty or nolo contendere to charges of, any non-vehicular felony which has or is substantially likely to have a material adverse effect on Executive’s ability to carry out his duties under this Agreement or on the reputation or activities of the Employer (or its subsidiaries or affiliates);

(iv)        Executive habitually abuses alcohol, illegal drugs or controlled substances or non-prescribed prescription medicine, and such abuse materially and adversely interferes with the performance of the Executive’s duties and responsibilities to the Employer, and such acts remain uncured for more than 30 days following receipt by Executive of written notice from the Employer specifying the nature of such acts demanding cure thereof;

(v)         Executive materially breaches the terms of any agreement between Executive and the Employer (or its subsidiaries or affiliates) relating to Executive’s employment, materially fails to adhere to significant policies of Employer applicable to all employees, including, without limitation, policies prohibiting sexual harassment in the workplace, or materially fails to satisfy the conditions and requirements of Executive’s employment with the Employer (or its subsidiaries or affiliates), and such breach or failure remains uncured for more than thirty (30) days following receipt by Executive of written notice from the Employer specifying the nature of such breach or failure and demanding cure thereof;

(vi)        Executive engages in acts or omissions constituting gross negligence by Executive in the performance (or non-performance) of his duties hereunder, and such act or omission remains uncured for more than thirty (30) days following receipt by Executive of written notice from the Employer specifying the nature of such act or omission and demanding cure thereof; or

(vii)       Executive fails to comply with any material directive of the Chief Executive Officer consistent with the position of CFO and such failure remains uncured for more than thirty (30) days following receipt by Executive of written notice from the Employer specifying the nature of the failure and demanding cure thereof.

7.          Effect of Termination. In the event the Executive’s employment is terminated pursuant to Section 6.A, 6.B or 6.C above, the Executive shall only be entitled to receive that portion of his Base Salary and Target Bonus which has been earned but remains unpaid up to the date of such termination, in addition to Other Benefits through the date of such termination and the reimbursement of any expenses as provided in Section 5. In the event the Executive’s employment is terminated by the Employer for reasons other than those provided in Section 6.A, 6.B. or 6.C., the Executive shall be entitled to the amounts set forth in Section 9 below subject to the terms and conditions contained therein.

8.          Resignation or Retirement; Effect. In the event Executive resigns without Good Reason (as defined below) or retires from Employer, the Executive shall continue to receive his Base Salary for up to a period of twelve (12) months after the effective date of his resignation or retirement and shall be paid any earned but unpaid Target Bonus for the prior calendar year, provided that, Executive signs and does not revoke a Release as defined in Section 9.B below and remains in compliance with Section 12 below with respect to non-competition. Executive agrees that he will immediately report to the Employer any offer of employment accepted by Executive within twelve (12) months of his resignation or retirement, including the date such employment is to commence, for the purpose of allowing Employer to determine compliance with Section 12 of this Agreement. Employer’s obligation to pay or continue payment of Base Salary and/or Target Bonus shall cease in the event Executive is in breach of Section 12 of this Agreement. Alternatively, Employer may at any time on ninety (90) days' written notice during the twelve (12)-month non-competition period contemplated by Section 12 terminate its continuing obligation to pay or continue payment of the Base Salary if Employer releases Executive from his non-competition obligations under Section 12 by written notice to Executive. If the Executive resigns with Good Reason, he shall be entitled to the amounts set forth in Section 9 below subject to the terms and conditions contained therein. For purposes of this Agreement, “Good Reason” shall mean:

(i)          the diminution of any duties, responsibilities, and authorities inconsistent in any respect with the Executive’s position as a CFO of a comparably sized company (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Sections 1 and 3 of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by MHI within thirty (30) days after receipt of notice thereof given by the Executive;

(ii)         any failure by MHI to comply with any of the provisions of Section 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by MHI within thirty (30) days after receipt of written notice thereof given by the Executive. For clarification purposes, MHI’s failure to grant Executive the stock options described in Section 4.C and enter into the Stock Option Agreement within six (6) months following the Effective Date shall constitute Good Reason under this Agreement provided that, MHI shall be entitled to the cure period described in the preceding sentence;

(iii)        MHI materially breaches the terms of any agreement between the Executive and the Employer relating to the Executive’s employment (including, without limitation, Employer's commitment to permit Executive to work remotely as described in Section 3), or materially fails to satisfy the conditions and requirements of this Agreement, and such breach or failure by its nature is incapable of being cured, or such breach or failure remains uncured for more than thirty (30) days following receipt by the Employer of written notice from the Executive specifying the nature of the breach or failure and demanding the cure thereof; or

(iv)        a resignation by the Executive for any reason within ninety (90) days after a Change in Control Event. A “Change in Control Event” means:

(a)          Any transaction in which shares of voting securities of MHI represent more than 50% of the total combined voting power of all outstanding voting securities of MHI are issued by MHI, or sold or transferred by the stockholders of MHI, in either case resulting in those persons and entities who beneficially owned voting securities of MHI representing more than 50% of the total combined voting power of all outstanding voting securities of MHI immediately prior to such transaction ceasing to beneficially own voting securities of MHI representing more than 50% of the total combined voting power of all outstanding voting securities of MHI immediately after such transaction;

(b)          The merger or consolidation of MHI with or into another entity resulting in those persons and entities who beneficially owned voting securities of MHI representing more than 50% of the total combined voting power of all outstanding voting securities of MHI immediately prior to such transaction ceasing to beneficially own voting securities of MHI representing more than 50% of the total combined voting power of all outstanding voting securities of the surviving corporation or resulting entity immediately after such merger or consolidation; or

(c)          The sale of all or substantially all of MHI’s assets unless those person or entities who beneficially owned voting securities of MHI representing more than 50% of the total combined voting power of all outstanding voting securities of MHI immediately prior to such asset sale beneficially own voting securities of the purchasing entity representing more than 50% of the total combined voting power of all outstanding voting securities of the purchasing entity immediately after such asset sale.

(d)          Notwithstanding anything herein to the contrary, with respect to any amounts that constitute deferred compensation under Section 409A of the Code, to the extent required to avoid accelerated taxation or penalties, no Change in Control Event will be deemed to have occurred unless such Change in Control Event also constitutes a change in control in the ownership or effective control of MHI or a substantial portion of MHI’s assets under Treasury Regulation Section 1.409A-3(i)(5).

Notwithstanding the foregoing, except with respect to clause (iv) above, the Executive shall not have Good Reason to terminate his employment unless the event giving rise to Good Reason is not fully remedied within thirty (30) days after receipt by Employer of a written notice from the Executive of such event, specifying in detail the reason or reasons constituting Good Reason, which written notice must be provided within ninety (90) days after the initial occurrence of such event. A termination for Good Reason cannot occur later than one-hundred and twenty (120) days following the initial occurrence of the applicable event. For the purposes of this Agreement, termination by the Executive “without Good Reason” shall mean termination by the Executive of his employment for any reasons other than a termination for Good Reason.

9.          Severance.

(A)          If (i) the Employer terminates the Executive’s employment under this Agreement for reasons other than those provided in Sections 6.A, 6.B and 6.C or does not renew this Agreement for an additional one-year term at the end of the Initial Term or any Renewal Term (an "Employer Termination"), or (ii) if the Executive resigns and terminates this Agreement for Good Reason as provided in Section 8 (a "Good Reason Termination" and, together with an Employer Termination, a “Qualifying Termination”), the Employer shall pay to the Executive that portion of his Base Salary and Target Bonus which has been earned up to the date of such termination, in addition to Other Benefits through the date of such termination and the reimbursement of any expenses as provided in Section 5.

(B)          In connection with a Qualifying Termination that occurs at any time other than in connection with or within the twelve (12) month period following the effective date of a Change in Control Event, and provided Executive signs and does not revoke as may be permitted by law a general release of claims in a form similar to that attached as Exhibit C (the “Release”) and remains in compliance with Section 12 below with respect to non-competition, the Employer shall (i) pay to the Executive on a quarterly basis following the date of such termination an amount equal to the pro rata amount of (a) the Base Salary for each quarter of the Severance Period (as hereinafter defined) commencing on the first payroll date falling after the Release becomes effective; and (b) the Target Bonus for each quarter of the twelve (12) month period; (ii) fully vest as of the effective date of the Release, all the stock options and other equity awards granted to Executive pursuant to Section 4.C above (with all performance vesting awards being deemed achieved at target); and (iii) subject to Executive’s timely election of continuation coverage under COBRA, the Employer shall reimburse the Executive the monthly premium payable to continue his and his eligible dependents’ participation in the Employer’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of eighteen (18) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Employer shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Employer paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. Executive may, at any time and on thirty (30) days' written notice to Employer, waive Executive's right to continue to receive the benefits set forth in this Section 9(B), in which case the restrictions on Executive set forth in Section 12 hereof shall immediately terminate. The term “Severance Period” shall mean a period extending from the date of termination and continuing through twelve (12) months after the date of termination.

(C)          In connection with a Qualifying Termination that occurs in connection with or within the twelve (12) month period following the effective date of a Change in Control Event, and provided Executive signs and does not revoke the Release, the Employer shall (i) pay to the Executive in a lump sum within an amount equal to two times the sum of the Base Salary and the Target Bonus; (ii) fully vest as of the effective date of the Release, all the stock options and other equity awards granted to Executive pursuant to Section 4.C above (with all performance vesting awards being deemed achieved at target); and (iii) subject to Executive’s timely election of continuation coverage under COBRA, the Employer shall reimburse the Executive the monthly premium payable to continue his and his eligible dependents’ participation in the Employer’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of eighteen (18) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Employer shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Employer paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(D)          The payments and benefits provided for in Sections 8, 9.B and 9.C are conditioned on the Executive entering into the Release on or before the sixtieth (60th) day following the date on which the Executive’s termination of employment becomes effective, and not revoking it. The Employer shall be deemed to execute the Release on the date that the Executive executes the Release. If the Executive fails to execute without revocation the Release, he shall be entitled to the benefits set forth in Section 9.A only and no other benefits under Sections 8, 9.B or 9.C. The installments of severance under Section 8 shall commence with the first payroll period following the date on which the Release becomes enforceable and irrevocable. The installments of severance provided under Section 9.B shall commence in the quarter ending in which the Release becomes enforceable and irrevocable. If, however, the sixty (60) day period in which the Release must become enforceable and irrevocable begins in one (1) year and ends in the following year, the Employer shall commence payment of the severance installments in the following year. The first installment of the severance shall include all amounts that would otherwise have been paid to the Executive between his termination date and the Executive’s receipt of the first installment, assuming the first installment would otherwise have been paid at the end of the quarter in which the Executive’s employment terminates. The lump sum payment provided under Section 9.C shall be paid on the sixtieth (60th) day following the date on which the Executive’s termination of employment becomes effective.

(E)          The Employer and the Executive agree that the Executive shall have no duty to mitigate his losses or obtain other employment. If the Executive obtains other employment, it shall not affect his right to payment under this Section.

10.          Indemnification; Directors’ and Officers’ Liability Insurance. Executive will be entitled to the indemnification provided to other executive officers and directors of MHI. In addition, MHI agrees to include Executive as a covered person on the directors’ and officers’ liability insurance policy or policies covering its other executive officers and directors.

11.          Proprietary Matters Agreement. Prior to or concurrently with the execution of this Agreement, Executive has signed the Employer’s Proprietary Matters Agreement attached hereto as Exhibit B, the terms of which are expressly incorporated herein. The termination of this Agreement or the termination of Executive’s employment with Employer for any reason shall in no way diminish Executive’s continuing obligations under the Proprietary Matters Agreement signed by Executive.

12.          Non-Competition. During the Executive’s employment with the Employer and for a period of twelve (12) months thereafter, the Executive agrees that he shall not, within the United States, directly or indirectly, whether as an officer, director, stockholder, partner, member, employee, proprietor, associate, representative, investor or consultant, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity that is engaged in a Competitive Business; provided, however, that the foregoing restriction shall not prevent the Executive from owning not more than two percent (2%) of the outstanding shares in any publicly traded corporation or from having an interest in or being employed by an enterprise having multiple business segments, divisions or product lines one or more of which is engaged in a Competitive Business, provided that the Executive is not employed by, and does not render any services or support to or otherwise assist, the division or business segment or product line of such enterprise that is engaged in a Competitive Business. "Competitive Business" shall be defined as an entity that underwrites, sells and services equity index annuities and any other annuity products sold by Employer at the time of the termination of employment.

The Executive agrees and acknowledges that the time limitation and scope of activity to be restrained by the restrictions in this Section, combined with the geographic scope, are reasonable. The Executive also acknowledges and agrees that this Section is reasonably necessary for the protection of the Employer’s Confidential Information and trade secrets, is supported by adequate consideration, and provides a reasonable way of protecting the business value of the Employer.

13.          Remedies for Breach of Non-Competition Covenant.

A.          The Executive acknowledges that, because the Executive’s services are personal and unique and because the Executive shall have access to and become acquainted with the Confidential Information of the Employer, the damages that would be suffered by the Employer as a result of the breach of the provisions of this Agreement contained in Section 12 above may not be calculable, and that an award of a monetary judgment to Employer for such a breach would be an inadequate remedy. Consequently, Employer shall have the right, in addition to any other rights it may have under this Agreement or elsewhere at law, to obtain injunctive relief in any court of competent jurisdiction to restrain any breach or threatened breach hereof or otherwise to specifically enforce any of the provisions of this Agreement.

B.          The covenants made by the Executive in Section 12 above shall be construed as agreements independent of any other provisions of this Agreement (with the exception of Section 11 and the Proprietary Matters Agreement), and the existence of any claim or cause of action of the Executive against Employer, whether predicted on this Agreement or otherwise, shall not constitute a defense to the enforcement by MHI of these covenants.

C.          If a court shall determine that any provision of (or portion of a provision of) Section 12 of this Agreement is unenforceable in accordance with its terms, either because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area or for any other reason, it shall nonetheless be enforced on such terms as the court determines are equitable and legally enforceable.

14.          Severability. Invalidity of any provision of this Agreement shall not render invalid any of the other provisions of this Agreement, and if any part of this Agreement should be determined to be unlawful, unenforceable or against public policy, the remaining parts shall continue to be fully effective and enforceable.

15.          Miscellaneous Provisions.

A.         Successor and Assigns. This Agreement is personal in nature and the Executive may not assign or delegate any rights or obligations hereunder without first obtaining the express written consent of the Employer. The rights, benefits, and obligations of the Employer under this Agreement and all covenants and agreements pertaining thereto hereunder shall be assignable by Employer only in connection with a Change in Control. Further, this Agreement shall inure to the benefit of and be enforceable by or against the parties’ successors and assigns, provided the Employer shall remain liable to the Executive for the performance of all obligations to be performed by it hereunder.

B.          Entire Agreement. This Agreement, together with the Proprietary Matters Agreement, Incentive Plan and Stock Option Agreement, contain the entire agreement of the parties with respect to the subject matter hereof and supersede and replace all prior agreements or understandings and all negotiations, discussions, arrangements, and understandings with respect thereto. For purposes of clarification and the avoidance of doubt, Executive acknowledges and agrees that the terms and provisions contained with the Proprietary Matters Agreement signed by Executive and attached as Exhibit B shall remain in full force and effect and shall survive following Executive’s employment with Employer.

C.          Binding Effect. This Agreement shall be binding upon the parties and their respective heirs, personal representatives, administrators, trustees, successors, and permitted assigns.

D.          Amendment or Modification. No amendment or modification of this Agreement shall be binding unless executed in writing by the parties hereto.

E.          Governing Law. Employer and Executive agree that this Agreement shall be governed by and construed according to the laws of the State of Delaware.

F.          Interpretations. Any uncertainty or ambiguity existing herein shall not be interpreted against either party because such party prepared any portion of this Agreement, but shall be interpreted according to the application of rules of interpretation of contracts generally. The headings used in this Agreement are inserted for convenience and reference only and are not intended to be an integral part of or to affect the meaning or interpretation of this Agreement.

G.          Notices. Any notice required to be given in writing by any party to this Agreement may be delivered personally or by certified mail. Any such notice directed to the Employer shall be addressed to the Employer at 2900 South 70th Street, Suite 400, Lincoln, Nebraska 68510, Attention: Secretary, Board of Directors; or to such other address as the Employer may from time to time designate in writing to the Executive. Any notice addressed to the Executive shall be addressed to his personal residence at 116 Hudson Street, # 2 New York, NY 10013 or to such other address as the Executive may from time to time designate in writing to the Employer, with a copy to Warren Friss, Esq., Ingram Yuzek Gainen Carroll & Bertolotti, LLP, 150 East 42nd Street, 19th Floor, New York, New York 10017.

H.          Survival. Anything herein to the contrary notwithstanding, the rights and obligations of the parties hereunder which by their terms contemplate or require performance or obligations which extend beyond or occur after the termination of this Agreement (specifically including, but not limited to, the payments to the Executive provided for in Sections 7, 8 and 9, the indemnification of Executive provided for in Section 10, the non-competition provisions of Section 12 and the Proprietary Matters Agreement signed by Executive) shall survive termination of this Agreement and shall be and remain fully enforceable as between the parties in accordance with their terms.

I.          Voluntary Execution; Conflict Waiver. Each of the Executive and the Employer is signing this Agreement knowingly and voluntarily. The Executive and the Employer have been given the opportunity to consult with independent counsel of their choice regarding their rights under this Agreement.

J.          Signatures. This Agreement may be executed in counterparts, both of which shall be one and the same Agreement.

K.          Section 409A Compliance.

(i)          To the extent that any of the payments or benefits provided for in Section 8, 9.B or 9.C are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the “Code”), the following interpretations apply to Section 8, 9.B or 9.C:

(a)          Any termination of the Executive’s employment triggering payment of benefits under Section 8, 9.B or 9.C must constitute a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) for interpreting a separation from service before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service, any benefits payable under Section 8, 9.B or 9.C that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service. For purposes of clarification, this Section shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a separation from service occurs.

(b)          If the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 8, 9.B or 9.C (if any) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (1) the business day following the six-month anniversary of the date his separation from service becomes effective, and (2) the date of the Executive’s death, but only to the extent necessary to avoid penalties under Section 409A of the Code. On the earlier of (1) the business day following the six-month anniversary of the date his separation from service becomes effective, and (2) the Executive’s death, the Employer shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Employer otherwise would have paid the Executive prior to that date under Section 8, 9.B or 9.C of this Agreement.

(ii)          It is intended that each installment of the payments and benefits provided under Section 8, 9.B or 9.C be treated as a separate “payment” for purposes of Section 409A of the Code. In particular, the installment severance payments set forth in Section 8, 9.B or 9.C of this Agreement shall be divided into two portions. The first portion will equal that number of installments commencing on the first payment date set forth in Section 8, 9.B or 9.C that are in the aggregate less than two times the applicable compensation limit under Section 401(a)(17) of the Code for the year in which the termination of the Executive’s employment occurs (provided the termination of the Executive’s employment is also a separation from service) is payable in accordance with Treas. Reg. §1.409A-1(b)(9)(iii) as an involuntary separation plan. The second portion will equal the remainder of the installments and shall be paid in accordance with Sections 15.K.i above.

(iii)          Neither the Employer nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(iv)          It is the intention of both the Employer and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder, to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Employer believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Employer) to the extent allowed by applicable law. In no event whatsoever shall the Employer be liable for additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for any payments or benefits that fail to comply with Section 409A.

L.          Excess Parachute Payments.

(i)          Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits provided or to be provided by Employer to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) are determined to constitute “excess parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 15.L be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall either (a) be paid in full or (b) be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of (a) or (b) maximizes the after-tax results applicable to Executive. All determinations required to be made under this Section 15.L, including whether a payment would result in an “excess parachute payment” and the assumptions utilized in arriving at such determination, shall be made in writing by an accounting firm selected by Employer, which writings shall be shared with Executive.

(ii)          If a reduction in the Covered Payments is required by the foregoing provisions of this Section 15.L, the reduction shall occur in the following order: (i) reduction of cash payments for which the full amount is treated as a parachute payment; (ii) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (iii) cancellation of any accelerated vesting of equity awards; and (iv) reduction of any continued employee benefits. In selecting the equity awards (if any), for which vesting will be reduced under clause (iii) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Covered Payments, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant. In no event shall Executive have any discretion with respect to the ordering of payment reductions.

(iii)          If the Covered Payments to the Executive are reduced in accordance with this Section 15.L, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under Section 15.L, it is possible that Covered Payments to the Executive which will not have been made by the Employer should have been made (“Underpayment”) or that Covered Payments to the Executive which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive. In the event of an Overpayment, then the Executive shall promptly repay to the Employer the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Employer.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the Employer and the Executive have caused this Agreement to be signed with the intent it be effective as of the Effective Date, fully intending the same to be binding upon themselves and their respective heirs, personal representatives, trustees, successors, receivers and assigns.

EXECUTIVE

By:	/s/ Eric N. Berg
Eric N. Berg

MIDWEST HOLDING INC.

By:	/s/ Georgette Nicholas
Georgette Nicholas, Chief Executive Officer